Exhibit 99.1

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2009

—Reports Earnings Per Diluted Share of 59 Cents—

—Executes Letter of Intent to Amend Experian Joint Venture that Would Facilitate 2010 Buy-in—

SANTA ANA, Calif., Oct. 29, 2009—The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the third quarter ended Sept. 30, 2009.

Total revenues for the third quarter of 2009 were $1.6 billion, an increase of 3 percent relative to the third quarter of 2008. Net income was $55.4 million, or 59 cents per diluted share, compared with a net loss of $8.3 million, or 9 cents per diluted share, in the third quarter of 2008. Adjusted net income was $60.2 million, or 64 cents per diluted share, compared with adjusted net income of $17.6 million, or 19 cents per diluted share, in the third quarter of 2008. The current quarter results include, on an after-tax basis, intangible impairments of $6.5 million, or 7 cents per diluted share; employee separation and lease termination costs of $4.0 million, or 4 cents per diluted share; and spin-off-related costs of $2.4 million, or 2 cents per diluted share; offset in part by net realized investment gains of $3.1 million, or 3 cents per diluted share; and a reduction in the reserve for policy year 2009 claims losses of $5.0 million, or 5 cents per diluted share. Results for the third quarter of 2008 included net realized investment losses, employee separation and other restructuring costs, a reduction in employee benefit costs and a reduction in the reserve for estimated tax exposures totaling $26.3 million, or 28 cents per diluted share, net of tax.

Amendment to Joint Venture Agreement with Experian Information Solutions, Inc.

First American has executed a letter of intent with Experian Information Solutions, Inc. that would facilitate the purchase of Experian’s interest in the First American Real Estate Solutions LLC (FARES) joint venture by, among other matters, fixing the exercise price for 2010. The letter of intent provides for:

•	The buy-out of Experian’s indirect interest in FARES’ plant management and imaged document business for $48.0 million in cash (which is anticipated to occur in the fourth quarter);

•	Amending the buy-out arrangement to provide that, if exercised by either party in 2010, the exercise price will be $313.8 million in cash and would close on Dec. 31, 2010; and

•	The ability to substantially eliminate Experian’s veto rights if the buy-out option is exercised by either party.

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First American Reports Financial Results for the Third Quarter of 2009

The arrangement remains subject to customary closing conditions, including the execution of definitive agreements. For the nine months ended Sept. 30, 2009, the noncontrolling interest expense related to Experian’s interest in the joint venture was approximately $43.8 million before taxes.

Current Quarter Highlights

•

Adjusted earnings per diluted share of 64 cents, or 59 cents before adjusting for intangible impairments, employee separation costs and lease termination costs, spin-off-related costs, net realized investment gains, and a reduction in the reserve for claim losses described above

•	Financial Services and Information Solutions Groups experienced pretax margin improvement relative to the third quarter of 2008

•	Cash flow from operations was $158.1 million in the third quarter, versus $115.4 million in the prior year

•	Debt-to-capital ratio was 20.1 percent as of Sept. 30, 2009

•	Letter of intent signed with Experian to amend joint venture agreement

•	Exchange offer commenced to acquire minority interest in First Advantage Corporation

“The company has made significant progress in our efforts to improve the flexibility of the organization and to effect our spin-off transaction,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “We have substantially finalized the capital structures of both companies, commenced an exchange offer to acquire the minority interest in First Advantage and signed a letter of intent with Experian to fix the exercise price of the buy-out option for 2010. We are on track to meet our previously announced spin-off target of the first half of 2010 and, if all regulatory approvals come in timely, we expect to close on April 1.”

FINANCIAL SERVICES GROUP

“Throughout the year we made significant progress restructuring our company and we remain committed to continued improvement in our pretax operating margin,” said Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “Our strategic plan calls for us to focus in 2010 on a number of concrete value creation opportunities, including agency profitability, increasing market share in under-penetrated markets, continued leveraging of our unique offshore capabilities, optimization of our investment portfolio, rationalizing our domestic footprint and capitalizing on a gradual recovery in commercial and international markets.”

Current Quarter Highlights:

•	Title Insurance and Services segment pretax income was $58.5 million, compared with pretax loss of $33.7 million in the prior year

•	Specialty Insurance segment pretax income was $7.4 million, compared with $0.3 million in the prior year

•	Title Insurance and Services ultimate loss ratio for policy year 2009 reduced from 6.5 percent to 6.0 percent due to improved claims experience in policy year 2009

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First American Reports Financial Results for the Third Quarter of 2009

Title Insurance and Services. During the third quarter of 2009, total revenues in the Title Insurance and Services segment were $997.0 million, a 2 percent increase from the same quarter of 2008. The increase reflected the relatively high number of remittances received from agents during the current quarter and an increase in investment income, offset by lower direct revenue. The company’s direct operations closed 362,200 title orders for the third quarter of 2009, an increase of 12 percent, when compared with 323,200 title orders closed in the third quarter of 2008. Average revenue per direct title order continued to increase throughout the year, rising to $1,423 in the third quarter of 2009.

Salary and other personnel costs were $276.7 million, an 11 percent decrease, compared with the third quarter of 2008, primarily due to a reduction in base salary expense and bonus expense resulting from staff reductions. Other operating expenses were $220.7 million, a decrease of 9 percent, compared with the third quarter of 2008. The decrease was primarily due to lower occupancy costs as a result of the consolidation of certain title branches and other cost-containment programs.

The loss provision for title claims during the third quarter of 2009 was 5.1 percent of operating revenues, compared with 7.4 percent in the third quarter of 2008. The current quarter rate reflects the ultimate loss ratio for policy year 2009, which was reduced from 6.5 percent to 6.0 percent, with no reserve estimate adjustments required for prior policy years. Management lowered the expected claims rate for 2009 to 6.0 percent as a result of better than anticipated claims experience for the 2009 policy year.

Pretax income for the Title Insurance and Services segment was $58.5 million in the third quarter of 2009, compared with a pretax loss of $33.7 million in the third quarter of 2008. Results for the current quarter include net realized investment gains of $5.5 million and a reduction in reserve for claim losses of $8.4 million offset by employee separation costs of $1.5 million and lease termination costs of $2.5 million. Results for the third quarter of 2008 include net realized investment losses, employee separation costs and lease termination costs totaling $58.9 million.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $71.1 million in the third quarter of 2009, a 2 percent decrease relative to the third quarter of 2008, reflecting a decline in business volume at both the property and casualty insurance business and the home warranty business. Pretax income was $7.4 million in the third quarter of 2009, compared with $0.3 million in the third quarter of 2008. Results for the third quarter of 2008 include net realized investment losses of $3.1 million.

INFORMATION SOLUTIONS GROUP

“The Information Solutions Group increased revenue, pretax earnings and pretax margins relative to the third quarter of 2008,” said Frank V. McMahon, chief executive officer of the company’s Information Solutions Group. “Additionally, the amendment of our joint venture with Experian and our exchange offer to First Advantage shareholders are expected to provide enhanced operating and financial flexibility going forward. Our strong year-to-date sales and marketing activity contributed to our third quarter results, and we expect our ongoing investment in new product development to generate top-line growth in future periods.”

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First American Reports Financial Results for the Third Quarter of 2009

Current Quarter Highlights:

•	Information Solutions Group generated revenues of $526.3 million, a 5.1 percent increase relative to the prior year

•	Information Solutions Group pretax income was $83.5 million, a 23.0 percent increase relative to the prior year

•	Letter of intent signed with Experian to amend joint venture agreement

•	Exchange offer commenced to acquire minority interest in First Advantage Corporation

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $227.7 million in the third quarter of 2009, a 25 percent increase from the prior year. The increase primarily reflected market share gains in many lines of business and an increase in volume of appraisal and the default-related businesses due to the higher level of loan loss mitigation and foreclosure-related activity in the market. Pretax income during the quarter was $43.9 million, a 40 percent increase from the prior year.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $129.3 million in the third quarter of 2009, a 1 percent decrease relative to the third quarter of 2008. Revenues associated with sales of property information (including custom fulfillment projects) and Multiple Listing Service (MLS) software products were down relative to the same period in the prior year. These decreases were primarily due to the impact of market conditions on mortgage banking and real estate clients. In addition, the segment’s revenues were impacted by the consolidation of several large clients. These decreases were offset in part by increased demand for title and document products due to improved loan origination activity. Continued emphasis on cost containment also offset the impact of the overall decrease in revenues. Pretax income was $21.3 million in the third quarter of 2009, a 41 percent increase relative to the third quarter of 2008.

Risk Mitigation and Business Solutions. Total revenues at the Risk Mitigation and Business Solutions segment were $169.3 million in the third quarter of 2009, a 10 percent decrease relative to the third quarter of 2008. The decrease is directly related to the downturn in domestic and international hiring, weakness in the credit markets and the overall economic slowdown, which led to declines in revenues in the employer, multi-family and investigative/litigation support lines of business. These declines were offset to an extent by increased revenues in 2009 due to improvements in the segment’s lead generation business. Pretax income was $18.3 million in the third quarter of 2009, compared with $21.4 million in the third quarter of 2008.

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First American Reports Financial Results for the Third Quarter of 2009

Teleconference/Webcast

First American’s third quarter results will be discussed in more detail on Thursday, Oct. 29, 2009, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 469-1088. Callers from outside the United States may dial (517) 308-9315. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 5, 2009, by dialing (203) 369-3077. An audio archive of the call and the accompanying financial presentation will also be available for replay on First American’s investor Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Web Site Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

Additional Information

First American has filed a Registration Statement on Form S-4 and Schedule TO and may file other documents with the Securities and Exchange Commission (SEC) in connection with the proposed First Advantage transaction. First Advantage stockholders should read those filings, and any other filings made by the company with the SEC in connection with the transaction, as they contain important information. These documents, as well as the company’s other public SEC filings, can be obtained without charge at the SEC’s Web site at www.sec.gov and at the company’s Web site at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the company’s potential acquisition of the minority interests in First American Real Estate Solutions LLC and First Advantage Corporation, and the effects of each on the Information Solutions Group’s operating and financial flexibility, the consummation and timing of the company’s previously announced spin-off, the

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First American Reports Financial Results for the Third Quarter of 2009

Financial Services Group’s strategic plan for 2010, and growth due to the Information Solutions Group’s investment in new product development, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off transaction as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the Financial Services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; losses in the company’s investment portfolio; expenses of and funding obligations to the company’s pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2008, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2009, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including adjusted net income and adjusted earnings per diluted share, which are adjusted to exclude net realized investment gains or losses, employee separation costs, facilities and other restructuring charges, reserve strengthening and adjustments and certain intangible impairments. Although these exclusions represent actual gains, losses or expenses to the company, they may mask the periodic income and financial and operating trends associated with the company’s business. To compensate for the inherent limitations of these non-GAAP measures, the company uses them in conjunction with the corresponding GAAP measures.

The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com

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First American Reports Financial Results for the Third Quarter of 2009

The First American Corporation

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2009	2008	2009	2008
Total revenues	$1,565,482	$1,518,970	$4,480,676	$4,863,146
Income before income taxes	$113,001	$823	$348,427	$134,006
Income taxes provision (benefit)	$41,719	$(1,033)	$128,252	$47,960
Net income	$71,282	$1,856	$220,175	$86,046
Less: Net income attributable to noncontrolling interests	15,920	10,196	58,516	45,463

Net income (loss) attributable to The First American Corporation (FAC)	$55,362	$(8,340)	$161,659	$40,583

Net income (loss) attributable to FAC stockholders:
Basic	$0.59	$(0.09)	$1.73	$0.44
Diluted	$0.59	$(0.09)	$1.72	$0.44
Weighted average common shares outstanding:
Basic	93,448	92,659	93,243	92,388
Diluted	94,525	92,659	94,075	93,172

Title orders opened	446,800	438,600	1,576,100	1,566,200

Title orders closed	362,200	323,200	1,169,500	1,114,000

Paid title claims	78,409	76,307	227,317	218,237

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First American Reports Financial Results for the Third Quarter of 2009

The First American Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,095,922	$934,945

Accounts and accrued income receivable, net	511,508	558,946

Income tax receivable	20,825	61,678

Investments:
Deposits with savings and loan associations and banks	122,826	182,117
Debt securities	1,661,523	1,718,320
Equity securities	119,004	110,126
Other long-term investments	380,930	371,157

	2,284,283	2,381,720

Loans receivable, net	162,240	151,692

Property and equipment, net	605,549	665,305

Title plants and other indexes	692,963	685,090

Deferred income taxes	100,923	149,473

Goodwill	2,614,209	2,594,738

Other intangible assets, net	271,256	298,411

Other assets	257,682	248,057

	$8,617,360	$8,730,055

Liabilities and Stockholders’ Equity
Demand deposits	$1,175,249	$1,298,221
Accounts payable and accrued liabilities	925,051	994,093
Deferred revenue	710,053	728,844
Reserve for known and incurred but not reported claims	1,286,221	1,355,392
Notes and contracts payable	809,589	868,274
Deferrable interest subordinated notes	100,000	100,000

	5,006,163	5,344,824

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—93,357,000 and 92,963,000 shares	93,579	92,963
Additional paid-in capital	815,458	801,228
Retained earnings	2,200,501	2,099,654
Accumulated other comprehensive loss	(193,776)	(296,195)

Total FAC stockholders’ equity	2,915,762	2,697,650

Noncontrolling interests	695,435	687,581

Total equity	3,611,197	3,385,231

	$8,617,360	$8,730,055

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First American Reports Financial Results for the Third Quarter of 2009

The First American Corporation

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2009	2008	2009	2008
Revenues
Operating revenues	$1,510,181	$1,513,073	$4,333,149	$4,776,890
Investment and other income	50,195	56,098	163,150	182,346
Gain on stock issued by subsidiary	—	—	—	1,325
Net realized investment losses	5,106	(50,201)	(15,623)	(97,415)

	1,565,482	1,518,970	4,480,676	4,863,146

Expenses
Salaries and other personnel costs	466,320	513,710	1,405,123	1,654,224
Premiums retained by agents	363,408	347,379	881,571	1,088,492
Other operating expenses	439,326	445,102	1,316,367	1,373,722
Provision for policy losses and other claims	97,181	121,903	291,188	343,885
Depreciation and amortization	62,260	59,993	165,794	177,219
Premium taxes	10,350	12,487	26,766	36,773
Interest	13,636	17,573	45,440	54,825

	1,452,481	1,518,147	4,132,249	4,729,140

Income before income taxes	113,001	823	348,427	134,006
Income taxes provision (benefit)	41,719	(1,033)	128,252	47,960

Net income	71,282	1,856	220,175	86,046
Less: Net income attributable to noncontrolling interests	15,920	10,196	58,516	45,463

Net income (loss) attributable to FAC	55,362	(8,340)	161,659	40,583

Net income (loss) attributable to FAC stockholders:
Basic	$0.59	$(0.09)	$1.73	$0.44

Diluted	$0.59	$(0.09)	$1.72	$0.44

Cash dividends per share	$0.22	$0.22	$0.66	$0.66

Weighted average number of shares:
Basic	93,448	92,659	93,243	92,388

Diluted	94,525	92,659	94,075	93,172

Net Income	$71,282	$1,856	$220,175	$86,046

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on securities	14,733	(27,942)	66,022	(78,751)
Unrealized gain on securities for which credit-related portion was recocognized in net realized investment gains	2,369	—	130	—
Foreign currency translation adjustments	13,859	(23,221)	31,434	(19,321)
Minimum pension liability adjustment	3,690	2,049	11,068	6,215

Total other comprehensive income (loss), net of tax	34,651	(49,114)	108,654	(91,857)

Comprehensive income	105,933	(47,258)	328,829	(5,811)
Less: Comprehensive income attributable to noncontrolling interests	17,278	8,101	64,751	34,341

Comprehensive income (loss) attributable to FAC	$88,655	$(55,359)	$264,078	$(40,152)

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First American Reports Financial Results for the Third Quarter of 2009

The First American Corporation

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$996,998	$977,857	$58,523	$(33,716)	5.9%	-3.4%
Specialty Insurance	71,086	72,758	7,438	316	10.5%	0.4%

	$1,068,084	$1,050,615	$65,961	$(33,400)	6.2%	-3.2%

Information Solutions
Information and Outsourcing Solutions	$227,659	$181,845	$43,900	$31,407	19.3%	17.3%
Data and Analytic Solutions	129,317	130,936	21,319	15,136	16.5%	11.6%
Risk Mitigation and Business Solutions	169,309	188,064	18,313	21,365	10.8%	11.4%

	$526,285	$500,845	$83,532	$67,908	15.9%	13.6%

	For the Nine Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$2,724,335	$3,159,233	$120,877	$(27,519)	4.4%	-0.9%
Specialty Insurance	205,705	225,376	16,862	17,491	8.2%	7.8%

	$2,930,040	$3,384,609	$137,739	$(10,028)	4.7%	-0.3%

Information Solutions
Information and Outsourcing Solutions	$686,043	$566,695	$165,033	$128,870	24.1%	22.7%
Data and Analytic Solutions	402,630	411,393	77,175	55,834	19.2%	13.6%
Risk Mitigation and Business Solutions	550,465	588,327	58,689	64,453	10.7%	11.0%

	$1,639,138	$1,566,415	$300,897	$249,157	18.4%	15.9%

(A)—	(Loss) income before income tax, minority interest and corporate expenses

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